Annual Meeting of Shareholders – May 1, 2007

DICK HIPPLE:
Now that we have concluded the formal portion of the meeting, I want to take this opportunity to comment broadly on the outstanding results of 2006. In a moment, John Grampa, Senior Vice President of Finance and CFO, will provide a more detailed recap of 2006, an update on our first quarter, and a briefing on the outlook for the year. I will conclude by focusing on our growth plans and the outlook for the company, longer term.
The past year can be summarized in just a few words: execution, milestones and momentum.

The execution of the strategic initiatives we put in place several years ago to transform this organization gained traction in 2006, allowing us to reach milestone performance levels and establish significant momentum for 2007 and beyond.

The Company realized record sales, including higher revenues from new products and markets, and the impact of our acquisitions over the last two years. Brush also achieved its strongest earnings in more than 15 years. In fact, our pre-tax earnings tripled year over year, which helped drive a significant increase in shareholder value and market capitalization. We closed the year with our 16th consecutive quarter of sales growth, and for the full year, saw a 28% organic growth in sales. International sales grew 47%, surpassing our domestic sales growth of 38%. Other milestones for the year included higher margins from improved operating efficiencies, a further strengthening of our balance sheet and added liquidity.

One other important accomplishment of the past year is one you won’t find in our financial statements. But, it is reflected in everything we do. In 2006, a worldwide team of Brush employees developed a new statement of our Vision, Mission and Values. These principles define who we are and provide a platform for how we conduct ourselves, run our businesses, serve our customers and interact with our communities everywhere around the world. For those that are interested in understanding this more, you are welcome to take a copy of the Vision, Mission and Values pamphlet. It’s on the table in the back of the room.

Although 2006 may very well be defined as a “breakout” year for Brush Engineered Materials, our goals and strategic initiatives have us aiming higher. Our pipeline of new products and services, as well as our global expansion, provides the momentum for future growth and even greater value to our customers and shareholders over the balance of this year and beyond. This momentum is further supported by our business model that has us aggressively pursuing new avenues of growth.

Everywhere I travel throughout the organization, I am pleased with the enthusiasm, innovation and tremendous sense of direction that I see. That collective energy is the result of the hard work of the past few years when our organization — challenged across a number of fronts — set out an ambitious new course. The Brush organization has undergone a fundamental transformation, both in terms of our performance and our capabilities. We have been working with customers worldwide to solve material application challenges with a focus on enabling technology and services ... while continuing to re-align our products and services towards favorable markets on technology trends. Brush has also worked diligently to deliver synergies and growth from our three acquisitions made during the last two years.

In short, while we are proud of the past year’s accomplishments, we are equally excited about the prospects for the future. I will outline our future direction after John’s remarks.

Now I will turn the podium over to John Grampa
JOHN GRAMPA:
Thank you Dick! And, good morning everyone!
As Dick indicated, I’ll review our current financial performance, beginning with a recap of 2006, followed by a review of the first quarter of 2007 and our current view of how things look for the remainder of 2007.
Then Dick will return and review some of our more important strategies and plans for the longer term.
Let’s begin.
A number of positive factors came together for us, leading to the momentum and some of the milestones Dick just referenced. We made excellent progress in 2006 and thus far in 2007 through solid execution in a number of important areas.
Key was the growth, and the growth was widespread, across most of our businesses and most of the now diverse set of markets they serve.
Our markets offered up solid organic growth opportunities in 2006, which we were poised and privileged to both be able to take advantage of as well as to supplement due to the success of our new products, our international expansions, our acquisitions, and our manufacturing excellence programs.

Without solid preparation and terrific execution in these important areas, we would not have been able to deliver the level of growth we did.
It was the progress in these area that led to the record sales, the strong earnings growth, and the significant strengthening of an already strong balance sheet. Our stock price more than doubled and we had plenty of momentum in a number of areas coming into 2007.
Our revenue growth was widespread and primarily organic.
Revenue grew by $222 million or 41% to $763 million in 2006 following $45 million or 9% growth in 2005 and $95 million or 24% growth in 2004. That’s almost 75% growth over the past three years.
About 13 points of the 41 point growth was metal price inflation. That is, metal prices, both precious and non-precious metal prices, passed through to customers accounted for approximately $72 million of our growth in 2006. Meaning, our real growth was 28%.
The acquisitions closed in 2005 and early 2006 generated about 4 points of growth.
Thus, our organic growth was about 24%, well ahead of our stated goal to grow the company 8% to 12% a year, inflation adjusted, over time.
Our international sales growth outpaced our domestic growth. International sales grew 47%, largely due to robust growth in the various Asian economies. Our domestic growth was about 38%.
Each of our businesses delivered solid double-digit sales growth.

✓ Specialty Engineered Alloys, the business that sells our CuBe family of materials and our new line of non-beryllium toughmet materials grew 29%

✓ Our Beryllium and Beryllium Composites business grew 8%. Adjusting for the sizable James Webb Telescope program shipped in the prior year, the core of this business grew 19% in 2006

✓ Our Engineered Material Systems business, the business that supplies clad and electroplated material systems, grew 37%

✓ And, finally, our largest unit, our Advanced Material Technologies and Services unit (Williams Advanced Materials), grew 64%

Equally important is the progress made with margins in 2006.
After falling throughout most of 2005, our gross margin % began to recover early in 2006, from the 19% level of the fourth quarter of 2005.
There was progress noted earlier in the year due to the results from the initiatives we had been taking to arrest the impact of the rapidly escalating material costs, especially copper. These initiatives included a series of pricing actions, changes in metal pass through practices with specific customers, hedging techniques, and efforts to reduce costs.
They were confidence builders that ultimately lead to the single most important factor in our margin improvement, (pause) our ability to change a market dynamic and shift the CuBe alloy business to a model where copper prices are directly passed on to customers. By the end of 2006, well over 90% of this business was pass through based, compared to less than 50% at the beginning of the year. This effectively eliminated the vast majority of the metal price risk in this business.
This, plus our growth, our product mix and the other factors mentioned earlier combined to improve gross margins by over 4% points by the end of the year.
We’re committed to improving our margins further and expect additional improvement in 2007 as well.
Just as we have seen in each of the last six years, another notable accomplishment in 2006 was the on-going strengthening of our balance sheet.
Debt was reduced an additional $8 million, in spite of the $26 million of cash that was committed to acquisitions, and the need to commit $57 million to inventory and receivables to support the substantial increase in sales. This brought the total debt reduction of the past six years from over $175 million to below $50 million.
Our year-end debt to total capital stood at 15%, down from 21% in 2005, 26% in 2004 and 39% in 2003, and well over 40% in earlier years.
And, we significantly expanded the availability under our revolving credit and precious metal consignment lines.
The impact of the efforts that delivered this cannot be understated. Collectively, all of these efforts increased both our financing capacity and our financial flexibility which in turn support and allow us to take full advantage of the growth opportunities we’re presented with.
2006 ended with the company becoming recognized for its execution and for a promising outlook.
The company is today becoming recognized as a new age technology company as opposed to an old industrial.
Key has been the execution of a stated strategy.
Along with the higher sales and earnings came a higher market cap. Our stock price increased from about $16.00 at the end of 2005 to around $35.00 at the end of 2006.
As 2006 ended and 2007 began, we had significant momentum, in fact, even more than we had expected was developing.
Dick will, in a moment, address the longer term. Each of our strategic initiatives were on or ahead of our goals as 2007 began.
Three factors offered up a far brighter 2007 than we would have expected just a few months ago.
Broadly speaking, our markets were stronger, our entry patterns were healthy, and, while we were cautious, we were not seeing any signs of immediate or significant weakness or adjustment in our markets, albeit, there were soft spots in certain areas.
In addition, it was becoming apparent that our new copper pass through model was delivering what we wanted, and the margin improvement initiatives employed across the company were delivering higher margins and those margins were holding.
And, finally, one very significant development was unfolding. We were seeing an earlier and far more significant ramp up with our new ruthenium based products for the media market.
These conditions led to a fast start to 2007 and a significant change in our expectations for the full year and beyond.
As a result, earlier in the year, we upgraded our outlook for 2007.
We expect to see stronger growth. Sales are expected to grow 25% to 35%, reaching $950 million to $1.0 billion $50 million.
And, we also expect earnings to exceed the $2.00 a share mark. Our formal estimate is $2.20 to $2.75 a share. The range is wide, as the final results for the year really are highly variable and very dependent on a number of factors, including the state of media market ramp up from a market as well as an operational perspective, macro economic factors which are uncertain in some areas, and metal prices.
In addition to the core $2.20 to $2.75 per share range estimate, we also expect an additional benefit in the range of $.75 to $.90 per share related to an increase in the value of inventory that was in the production system to support the initial ramp up of the new ruthenium based media related products.
And, finally, a combination of the higher business level and the inventory benefit would result in significant cash generations, which would leave the company net debt free and with excess cash should it not be put to use to support acquisitions or other business objectives.
As you know, we announced our first quarter’s results this past week and along with the announcement, we confirmed this outlook for the year.
The first quarter was a strong quarter, it was on track.
It was the 17th consecutive quarter of year-over-year sales growth and a new high sales quarter even after adjusting for metal price inflation. It was also the third consecutive quarter of growth above 30%, excluding metal prices, or close to 50% including metal prices.
Sales for the quarter were up 49% or $82 million to $250 million. Pretax profit was up almost 5X. Net income and earnings per share were up over 4X.
Retail growth or organic, that is, removing the influence of metal prices was 43%.
Earnings reached $1.12 per share.
Removing the impact of both a gain on the ruthenium inventory that was in the system to support the initial production scale up, and a loss on the sale of certain assets, earnings per share was $.62 a share.
The quarter had strong international growth, driven largely by the new ruthenium-based media business. Our international business was 48% of the company in the first quarter, up from 35% in all of 2006.
The quarter also reflected solid margin improvement. Operating profit was 8.3% of sales in the first quarter, removing the impact of the inventory gain, compared to 5.3% of sales one year ago.

In summary, we are on track to deliver the forecasted outlook.

We ... ✓ ✓ ✓ ✓
are encouraged by conditions in most of our markets and our initiatives to grow sales confident about progress we’re making with our margin improvement initiatives see a similar second quarter
expect a strong second half

Thank you!
Dick!
HIPPLE RETURNS:
Thank you, John. Let’s turn now to our strategies and plans to achieve long-term sustainable growth and shareholder value that builds off of our key execution initiatives.

We intend to:
■ ■ ■	Continue to drive organic growth through new products, applications, and services
Continue our international expansion – from sales, service and manufacturing
Continue to diversify our markets, technology and customer base

■ Augment organic growth through “smart” acquisitions ... focusing on new platforms of growth

■ ■	Provide ongoing improvement in manufacturing excellence through Lean Sigma Organize, resource and develop the Brush organization as a winning team

■ Carry on the passion to thrive on change! We expect our markets, products, technology demands, and our customers’ expectations to be constantly changing.

Our numerous growth platforms provide us with the optimism for the future performance of Brush Engineered Materials. Our plans support continued new product capability and international growth. To amplify on this point:
At Williams Advanced Materials, our Brewster, New York operation will be doubled in size to capture the rapidly growing opportunities in the hard disk drive media market. In the Czech Republic, we are opening a new chamber services operation. Finally, we’ll be bringing on line a new operating center near Shanghai, China that will service our physical vapor deposition business, provide operations for our inorganic chemicals business, and distribute our CERAC products.
At Technical Materials, Inc., we are moving ahead with an expansion for specialized bonding and light gauge rolling to support the growing business in disk drive arms and other specialized tight tolerance opportunities in the medical and energy markets.
Alloy Products, benefiting from its Lean Sigma activities, is expanding capacity through productivity increases to capture lighter gauge copper beryllium market opportunities, driven by miniaturization of consumer products. Additionally, Alloy Products is continuing to introduce many new products, both beryllium and non-beryllium-based to broaden our growth platform and to continue to diversify our markets.
At Beryllium Products, we’re advancing the design and engineering for construction of a new primary beryllium facility in Elmore, Ohio, funded through an innovative partnership with the U.S. Department of Defense. Be Products has also “re-invented” itself through a new business model where it is providing customers with fully engineered components. This allows our customers to take better advantage of the superior properties of our materials while opening up new growth opportunities for us.
Finally, we will continue to seek unique acquisition opportunities that augment our technology, markets and ability to service our customers.
We’re participating in a major way in high-growth markets. As illustrated by this slide, markets accounting for more than 70% of our sales are growing at 10% per year – or higher. Our strategy is outpace the growth within these markets. We will strive to reach this goal by providing the advanced enabling materials and services that allow our customers to innovate, grow profitably and answer their own customers’ demands.
In our 2006 annual report, we covered a number of the areas where Brush is capitalizing on powerful global trends that are radically changing our traditional markets and pushing the boundaries of technology. Allow me to share a few examples:
In the huge and fast-growing consumer electronics sector, a number of our materials are providing breakthrough solutions to some very tough design and technical challenges. Advanced enabling materials from Williams Advanced Materials, TMI, and Alloy Products are allowing electronic device makers to accelerate delivery of feature-rich electronic devices to consumers all over the globe.
Growth is particularly strong for hard disk drives to allow these devices to magnetically store more content and drive multiple features. Home entertainment systems, personal storage devices, camcorders, cell phones, game consoles and mobile music players all use hard disk drive magnetic data storage systems. It is estimated that in just two years, more than 40% of hard drives will be in non-computer devices. Our Williams business is strategically positioned to support the key enabling technology that will help support rapid future growth in hard disk drives through perpendicular magnetic recording, or PMR.
Working with all leading hard disk drive producers, Williams is supplying the ruthenium sputtering targets to provide the vapor deposition material for the critical inter-layer of the PMR disk. Moving ahead, WAM has already qualified and shipped other materials to support the soft under-layer as well as recording media layers.
Williams is also leveraging its manufacturing and technology depth to help customers lower costs through improvements in cycle time, yields and inventories, and helping to minimizing the need for the most expensive materials.
Our TMI business is also enjoying exciting growth from this segment. TMI has partnered with Hutchinson Technology, a leading global supplier of hard disk drive suspension assemblies, to provide critical enabling technology for the newest generation of drives that allows significantly higher recording densities and more data storage.
Outside of the data storage area, Alloy Products is supporting the advances in technology occurring throughout the consumer electronics sector.
With their superior strength, formability, electrical conductivity and spring performance, Brush Alloys used in audio jacks, battery connectors, input/output connectors and voice coil motors are allowing device manufacturers to reduce size and weight without sacrificing battery life or reliability.
We are also targeting growth applications in the worldwide energy market. A worldwide boom in oil and gas exploration and a heightened interest in deep water drilling is fueling demand for high strength, high reliability materials from Alloy Products.
Alloy Products has responded to drillers’ needs for rugged, reliable bearing materials with new versions for our ToughMet material. The remarkable properties of ToughMet provide drillers with longer-lasting bearings over bearings made of traditional materials.
Elsewhere in the energy field, ToughMet continues to gain favor by mine operators for its superior reliability performance over bronze and other materials in heavy equipment.
Our new CuBe version of Alloy 25 is also seeing success in another growing segment of the energy exploration market: subsea oil processing.
Materials from Beryllium Products are playing an enabling role in the pursuit of clean, renewable power. In 2006, Brush received a $7 million order of beryllium metal to be used in the Joint European Torus, the largest experimental fusion nuclear reactor in the world.
Another expanding global market we continue to target is aerospace and defense.

Major commercial aircraft builders count on ToughMet for its extraordinary strength, lubricity and wear resistance under the extreme load conditions found in airframe and landing gear operations. Aircraft designers select Tough Met to help reduce weight and maintenance costs, while also increasing fuel efficiency.
ToughMet and Alloy 25, another high performance material from Brush, are being employed in new planes such as the Airbus A-350 Extra Wide Body, and Boeing 747-800, otherwise known as the Dreamliner.
Beryllium and beryllium-aluminum matrix materials from Beryllium Products, used in electro-optical targeting systems in military aircraft, remain a growing source of revenues. The enabling properties of these materials significantly improves the accuracy of optical systems on some of the most advanced fighting aircraft, and even devices supporting our special forces on the ground.
Finally, we are leveraging our extensive materials engineering and product expertise to meet the growing and emerging needs of one of the most vital and dynamic sectors of the global economy: medical technology.
Materials from across the Brush family of companies — high performance coatings, hybrid metal composites, ceramics, specialty inorganic chemicals and specialty metals — deliver some remarkable properties to medical specialties applications. Comparable materials often cannot meet the same performance and reliability demands of today’s advanced products and systems.
Our materials offer substantial benefits to medical devices in the following fields:

•	Cardiology

•	Diagnostics

•	Surgery

•	Imaging

This provides just a snapshot into the many ways Brush Engineered Materials is differentiating itself into growing end-use markets. We bring to our customers not only high performance enabling materials, but a strong base of manufacturing operations and service capabilities around the globe, a customer driven focus, and a worldwide culture that is grounded in our Vision, Mission and Values.
As we work to diversify and broaden our market and geographic base, we have reduced our historical reliance on the beryllium-based businesses for the majority of our sales and growth. In 2007, we expect that over 65% of our sales will be from non-beryllium-based products and we expect that approximately 60% of the expected growth this year will be derived from non-beryllium-based businesses.
On a somber note, I want to mention the loss of our Director Emeritus, Charles F. Brush III, last June. Charlie had a long association with the Board, extending back to 1949, when he first became a Director. He served this Company with distinction and dedication, and we miss his unique perspective to our Board. To recognize his life and his incredible commitment to learning and discovery, we have named the Company scholarship program in his honor.
Conclusion
In conclusion, we are focused on providing the culture and the discipline to execute our strategy of building the future engine of growth.....to bring value to our shareholders ...and to deliver it from a winning team of engaged and motivated employees.
As you can tell, we are very excited about 2007. The foundation of our ongoing success is our business model, which is geared toward producing our own future growth by continuously creating enabling materials and services. Our unmatched offering of advanced materials and services, our solid financial position, our commitment to growing our international base, and our talented and energized employee team, provide the strengths to expand on our past accomplishments.
In conclusion, I would like to thank and recognize my colleagues at Brush, some of whom are in the room today.

John Grampa
Dan Skoch
Mike Hasychak
Don Klimkowicz
Joe Szafraniec
Jim Marrotte
John Pallam
Glenn Maxwell
Pat Carpenter
Gary Schiavoni
Sue MacDonald
Dennis Habrat
Marc Kolanz
David Deubner
Mike Anderson
Mark Comerford
Chief Financial Officer and
Sr. Vice President Finance
Sr. Vice President Administration
Vice President, Treasurer and Secretary
President, Brush Wellman Inc.
Vice President, Human Resources
Vice President, Controller
Vice President, General Counsel
Vice President, Operations
Vice President, Corp Communications
Assistant Treasurer and Secretary
Director, Treasury Operations
Director, Occupational Health Affairs
Vice President, Environmental H&S
Vice President, Occupational and
Environmental Medicine
President, Be Products
President, Brush International

The team of Brush employees, through their hard work, ingenuity and enthusiasm, are charting our company’s future success. I salute my Brush colleagues around the glob, and thank them for their passion for excellence and dedication to success, for confronting hard issues, for remaining open to change, and for their shared commitment to living the vision, mission and values of the Company. And I would like to offer a special thank you to our Board of Directors whose guidance, support and dedication have been critical to our progress, along with their commitment to high standards and excellence in all aspects of corporate governance.
Finally, I would like to thank you, our shareholders, for putting your trust and investment in Brush Engineered Materials. The Board and our management team value your support as we continue to focus on delivering superior returns to you.
At this time, I would like to ask if there are any questions?